Exhibit 10.1

EXECUTION VERSION

PROMISSORY NOTE

$ 450,000.00	June 24, 2016

FOR VALUE RECEIVED, the undersigned ProBiora Health, LLC, a Delaware limited liability company (“ProBiora Health”), hereby promises to pay to Oragenics, Inc., a Florida corporation (the “Holder”), in lawful money of the United States of America in immediately available funds, the principal sum of FOUR HUNDRED FIFTY THOUSAND AND NO/00 DOLLARS ($450,000.00) (the “Principal” or “Deferred Purchase Price”) or such lesser sum as may from time to time be outstanding under the terms of this promissory note (the “Note”).

This Note is issued by ProBiora Health pursuant to and subject to the terms and conditions of that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of June 22, 2016, by and between ProBiora Health, Christine L. Koski (the “Guarantor”), and the Holder. Capitalized terms used in this Note but not otherwise defined herein shall have the meanings specified in the Purchase Agreement.

Principal and Interest. ProBiora Health promises to pay the Principal and any accrued interest on July 31, 2016, provided that certain requirements as set forth on Exhibit B to the TSA are satisfied. ProBiora Health further promises to pay interest, if any, on the unpaid principal balance hereof at the rate of one percent (1%) per annum, calculated for the number of days the unpaid portion of the Deferred Purchase Price remains outstanding after the Closing Date (as defined in the Purchase Agreement) (the “Interest”).

Prepayment. Principal hereunder may be prepaid in full or in part, without premium or penalty. All payments hereunder shall be paid in lawful money of the United States of America.

Rank. No indebtedness of ProBiora Health shall rank senior to the payments due under this Note without the prior written consent of the Holder.

Guaranty. The Note is guaranteed by that certain Guaranty dated the date hereof by the Guarantor in favor of the Holder (the “Guaranty”).

Waiver. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right, nor shall any waiver on one occasion be deemed to be an amendment or waiver of any such right with respect to future occasion. ProBiora Health and Guarantor, jointly and severally, hereby waive presentment, protest, notice of protest, notice of dishonor.

Change to Terms of the Note. This note shall not be modified or discharged (other than by payment or as required by law) except by a writing duly executed by ProBiora Health and the Holder.

Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida.

Jurisdiction and Venue. ProBiora Health and the Holder each consent to the exclusive jurisdiction and venue of the State and Federal courts located in Hillsborough County, Florida. In the event of any action to enforce this Note or other dispute between the parties arising out of or related to this Note, the State or Federal courts located in Hillsborough County, Florida, shall have exclusive jurisdiction and venue for purposes of litigating any such disputes. The parties specifically consent and submit to the exclusive personal jurisdiction of such Florida courts for such disputes involving this Note and waive all defenses or challenges based upon a lack of personal jurisdiction and/or forum non conveniens.

Assignment. This Note and the rights and obligation hereunder may not be assigned by either party without the prior written consent of the other, other than an assignment by operation of law which may occur without the consent of the other. Any reference to the Holder in this Note shall be deemed to include the successors and permitted assigns of such Holder, and all covenants, promises, and agreements by or on behalf of Holder that are contained in this Note shall bind and inure to the benefit of the successors and permitted assigns of such Holder, whether or not such persons expressly become parties hereto or thereto.

Entire Agreement. This Note, together with the Purchase Agreement and Guaranty, and any other documents expressly referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof, including any letter of intent or memorandum of terms entered into by the parties.

Severability. If any provision of this Note shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision; or (b) if such provision cannot be so reformed, such provision shall be severed from this Note and an equitable adjustment shall be made to this Note (including addition of necessary further provisions to this Note) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation nor severance shall affect or impair the legality, validity or enforceability of any other provision of this Note.

Third Party Beneficiaries. None of the provisions of this Note shall be for the benefit of, or enforceable by, any third-party beneficiary.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and its seal affixed on the day and year first above written.

PROBIORA HEALTH, LLC

/s/ Christine L. Koski
By: Christine L. Koski
Title: Manager

THIS NOTE HAS BEEN EXECUTED AND DELIVERED OUTSIDE OF THE STATE OF FLORIDA AND NO FLORIDA DOCUMENTARY STAMP TAX IS DUE.